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                                                                    EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements pertaining to the 1993 Stock Incentive Plan for Key Employees (Form S-8 No. 33-86060), as amended (Form S-8 No. 33-93326), and the Director Stock Option Plan of JPE, Inc. (Form S-8 No. 33-93328), of our report dated March 3, 2000, with respect to the consolidated financial statements and schedule of JPE, Inc.(d/b/a ASCET INC and ASC Exterior Technologies) at December 31, 1999 and for the successor period from May 28, 1999 to December 31, 1999 and the predecessor period from January 1, 1999 to May 27, 1999, included in this Annual Report (Form 10-K) for the year ended December 31, 1999.

                                          /s/ Ernst & Young LLP

Detroit, Michigan
March 28, 2000